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                                                                  Exhibit (b)(8)


                                 LOAN AGREEMENT

BANK HAPOALIM B.M.                                      As of September 13, 1999
1177 Avenue of the Americas
New York, New York 10036

Dear Sirs:

This Letter Agreement, including attached Schedule A, Exhibit A, and any attached Riders, Exhibits, Schedules, Supplements and Modifications (collectively, the "AGREEMENT") together set forth our mutual agreement as to the terms and conditions of the credit facility extended by Bank Hapoalim B.M. (the "BANK") to Teva Pharmaceuticals USA, Inc. (the "BORROWER"). Certain defined terms are set forth in Paragraph 16 hereof.

1.       The Facility.

         The Bank agrees, on the terms and conditions hereinafter set forth, to make advances to Borrower (hereinafter, the "EXTENSIONS OF CREDIT"). All Extensions of Credit will be secured as provided in this Agreement. Borrower hereby absolutely and unconditionally promises to pay in United States dollars to Bank Hapoalim B.M. or to its order, at its office at 1177 Avenue of the Americas, New York, New York, or at such other place as it may hereafter designate to Borrower in writing, all then outstanding Extensions of Credit made pursuant to this Agreement plus interest thereon at the rates and at such time as set forth in this Agreement.

2.       Amount.

         The aggregate amount of Extensions of Credit shall not exceed at any time $115,000,000.00 (the "LOANS").

3.       Note; Subordination.

         (a) The Loan pursuant to this Agreement shall be evidenced by Borrower's promissory note, substantially in the form of Exhibit A attached hereto (the "NOTE") in the principal amount of $115,000,000.00; provided, however, that the principal amount actually payable at any time under the Note shall not be more than the advances pursuant to this Agreement which then remain unpaid, as reflected on the Bank's books and records; provided further, however, that if the aggregate outstanding advances pursuant to this Agreement shall exceed the principal amount of the Note, such advances in excess of the amount of the Note shall nevertheless be payable as provided in this Agreement. The Extensions of Credit shall be available to the Borrower no later than December 31, 1999 (the "COMMITMENT TERMINATION DATE"). The Note shall be dated the date of this Agreement and be payable on December 31, 2000 (the "EXPIRY DATE"), and if earlier, at such other times as shall be required by the terms of this Agreement.

         (b) The Borrower from time to time agrees that all payments on the Note shall be subordinate and subject in right of payment, to the extent set forth in this Section 3(b) to the prior payment in full in cash of all Senior Debt (as defined below). The provisions of this Section 3(b) are made for the benefit of all present and future holders of Senior Debt and their successors and assigns (irrespective of whether such Senior
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                  Debt was created or acquired before or after the effectiveness of this Agreement), and shall be enforceable by each of them directly against the Bank from time to time. This Section 3(b) may not be amended without the written consent of each holder of Senior Debt and any purported amendment without such consent shall be void. THE PROVISIONS OF THIS SECTION 3(B) ARE SEPARATE AND APART FROM, AND DO NOT AFFECT THE OBLIGATIONS OF THE GUARANTOR UNDER THE GUARANTY, AND NONE OF THE PROVISIONS
                  OF THIS SECTION 3(B) SHALL GRANT ANY HOLDER OF SENIOR DEBT THE RIGHT TO RECEIVE ANY PAYMENTS MADE BY THE GUARANTOR TO THE
                  BANK OR BANK HAPOALIM B.M., HEAD OFFICE UNDER THIS AGREEMENT
                  OR THE NOTE, OR TO REQUIRE THE BANK OR BANK HAPOALIM B.M.,
                  HEAD OFFICE TO TURN OVER TO THE HOLDER OF SENIOR DEBT OR OTHERWISE ACCOUNT TO SUCH HOLDER FOR AMOUNTS RECEIVED FROM THE GUARANTOR PURSUANT TO THE PROVISIONS OF THE GUARANTY.

                  (i) For purposes of this Section 3(b), the term "Senior Debt" means the principal of (and premium, if any), and interest on (A) indebtedness of the Borrower in an aggregate principal amount up to $50,000,000 for money borrowed under a working capital credit facility from, or which is evidenced by a note or similar instrument given to, PNC Bank, National Association ("PNC") and such other lending institutions as may join with PNC in providing such facility, or acquire a participation in such facility, or as may be successors to institutions in respect of such facility, and (B) amendments, renewals, extensions, modifications and refundings of any such indebtedness, whether any such indebtedness described in the preceding clause is outstanding on the date hereof or hereafter created, incurred or assumed, unless the instrument creating or evidencing any such indebtedness pursuant to which the same is outstanding expressly provides that such indebtedness is not superior in right of payment to the Note.

                  (ii) Upon any payment or distribution of assets or securities of the Borrower of any kind or character (whether in cash, property or securities) upon any dissolution, winding up or total or partial liquidation or reorganization of the Borrower, whether voluntary or involuntary or in a bankruptcy, insolvency, receivership or other proceeding (an "Insolvency Event"), all Senior Debt shall first be paid in full in cash, before the Bank shall be entitled to receive, directly or indirectly, any payment of the principal of, or interest on or any other amount due with respect to this Agreement. Before any payment of the principal of, or interest on or any other amount due with respect to the Note upon any such Insolvency Event, any payment to of the Borrower of any kind or character (whether in cash, property or securities) to which the Bank would be entitled but for the provisions of this Section 3(b), shall be made by the Borrower or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt to the extent necessary to pay the Senior Debt in full in cash after giving effect to any concurrent payment or distribution to the holders of Senior Debt.

                  (iii) No direct or indirect payment by or on behalf of the Borrower of the principal of, or interest on or any other amount due with respect to, the Note (whether upon acceleration or otherwise) shall be made if, at the time of such payment,


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                           there exists any default or event of default under
                           any provision of any agreement relating to the Senior Debt (a "Blocking Event").

                  (iv) The Bank shall not declare the Note to be due and payable, and the Note shall not otherwise become due and payable, prior to its stated maturity upon the occurrence of any default hereunder unless and until there shall previously have been an acceleration of the Senior Debt.

                  (v) If, notwithstanding the foregoing provisions prohibiting such payment or distribution, the Bank shall have received any payment on account of the Note at any time following the occurrence of an Insolvency Event or following receipt by such Party from any holder of Senior Debt of written notice to the effect that a Blocking Event has occurred, and before all Senior Debt is paid in full in cash, then such payment or distribution shall be received and held in trust for the holders of Senior Debt and shall be paid over or delivered to the holders of Senior Debt remaining unpaid to the extent necessary to pay in full all Senior Debt in cash upon their delivery to the Bank of reasonable evidence of their ownership of such Senior Debt together with payment instructions.

                  (vi) If the Senior Debt has not been paid in full in cash at a time at which the Borrower is subject to an Insolvency Event, the Bank shall duly and promptly take such reasonable actions as the Borrower may request to collect and receive all amounts payable by the Borrower in respect of the Note and to file appropriate claims or proofs of claim in respect of the Note.

                  (vii) No right of the holders of Senior Debt nor any other present or future holder of the Senior Debt to enforce the provisions of this Section 3(b) shall at any time or in any way be prejudiced or impaired by any failure to act by the holders of Senior Debt or by any noncompliance by the Borrower with the terms and provisions and covenants herein, regardless of any knowledge thereof a holder of Senior Debt may have or otherwise be charged with. The provisions of this Section 3(b) are intended to be for the benefit of, and shall be enforceable directly by, any present or future holder of the Senior Debt.

                  (viii) The Bank agrees not to sell, assign or transfer all or any part of the Note while any Senior Debt remains unpaid unless such sale, assignment or transfer is made expressly subject to this Section 3(b).

                  (ix) Upon the payment by them in full, in cash, of all Senior Debt, the Bank shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Borrower applicable to Senior Debt until the Note shall have been paid in full.

                  (x) The Bank agree to forbear and not take any action the purpose or effect of which would give them a preference or priority over the Senior Debt.


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4.       Availability.

         The Loan may be utilized, at the Borrower's option, upon three business days' (except in the case of the first drawdown, two business days') written, telex, telecopy or telephonic (immediately confirmed in writing) notice to the Bank for loans for periods of one year or such other periods as the Bank and the Borrower may agree but not later than one year from the initial drawdown of such Loan (provided no Loan shall have a maturity later than the Expiry Date).

5.       Conditions Precedent.

         The Bank shall not be obligated to make any Extensions of Credit to the Borrower hereunder unless the following conditions have been satisfied:

         (a) Prior to the first utilization of credit hereunder, the Bank shall have received the following documents, each in form and substance satisfactory to the Bank:

                  (i)      the Note executed by the Borrower;

                  (ii) the Guaranty by Teva Pharmaceutical Industries Ltd. (the "GUARANTOR"), in form and substance satisfactory to the Bank (the "GUARANTY");

                  (iii) a legal opinion of counsel to the Borrower, in form and substance satisfactory to the Bank;

                  (iv) a legal opinion of counsel to the Guarantor, in form and substance satisfactory to the Bank;

                  (v) (A) certified copies of the organizational documents of the Borrower and the Guarantor, (B) certified copies of the resolutions of the Board of Directors of the Borrower authorizing, among other things, the Borrower to execute, deliver and perform this Agreement and the Note and the resolutions the Board of Directors (or an authorized committee) of the Guarantor authorizing, among other things, the Guarantor to execute, deliver and perform the Guarantee and (C) certificates of the Secretary or Assistant Secretary of each of the Borrower and the Guarantor certifying the names of the officer or officers of the Borrower and the Guarantor, as the case may be, who have signed or will sign this Agreement, the Note, the Guaranty and other documents provided for in this Agreement or the Guaranty to be executed by the Borrower or the Guarantor, as the case may be, together with a sample of the true signature of each such officer.

                  (vi) evidence that the aggregate amount of cash consideration payable pursuant to the Tender Offer shall not have increased materially, in the reasonable judgment of the Bank after consultation with the Borrower, above the amount offered, and all conditions to the consummation of the Tender Offer shall have been satisfied.

         (b) The obligation of the Bank to make the Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:


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                  (i)      the fact that the Loan shall have occurred on or
                           prior to December 31, 1999 and all conditions to the consummation of the Tender Offer shall have been satisfied.

                  (ii) receipt by the Bank of a notice of drawdown as required by Paragraph 4.

                  (iii) there shall exist no Event of Default or event which with the giving of notice or passage of time or both would become an Event of Default and if requested by the Bank there shall be delivered to the Bank a certificate of compliance and non-default, dated the date of such Extension of Credit, in and form and substance satisfactory to the Bank.

                  (iv) All representations and warranties made by the Borrower to the Bank herein or in any other document executed in connection herewith shall be true and correct as if made on the date of such advance shall be deemed as restated on the date of any advance or Extension of Credit and shall be true and correct as if made on such date (except to the extent any such representation or guaranty speaks as of a different date).

6.       Interest.

         (a) Interest on all Loans hereunder shall be payable at the rate per annum, for each Interest Period, of 0.25% plus the LIBOR Rate (the "LOAN RATE").

         (b) Interest on each Loan shall be payable in arrears on the last day of each Interest Period.

         (c) The Borrower shall pay interest on overdue principal and (to the extent permitted by applicable law) on overdue interest, on demand, at the rate of 2% plus the higher of (x) the Loan Rate applicable to the immediately preceding Interest Period and (y) the rate designated by the Bank from time to time as its Prime Rate. The effective interest rate payable hereunder shall, in any event, never exceed the applicable maximum lawful interest rate; if any provision(s) of this Agreement would require any payment in excess of such maximum lawful interest rate, such provision(s) shall be deemed amended to provide for interest at such maximum lawful rate during such time as it would otherwise exceed such rate.

         (d) The Loan Rate shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

         (e) If the Bank determines in its sole discretion at the time of any election of an Interest Period that the LIBOR Rate cannot be determined or does not represent its effective cost of maintaining the Loan during such Interest Period, then interest on the Loan during such Interest Period shall accrue at the effective cost to the Bank to maintain the Loan during such Interest Period (as determined by the Bank in its sole discretion).


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7.       Payments, Prepayments and Indemnity.

         (a)      Mechanics.

                  All payments hereunder shall be made at the office of the Bank set forth below in lawful money of the United States of America and in immediately available funds, without set off, counterclaim, withholding or deduction of any kind whatsoever. Any payment due hereunder on a day which is not a Business Day shall be payable on the next succeeding Business Day. The Borrower hereby authorizes the Bank, if and to the extent payment owed to the Bank is not made when due hereunder or under the Note, to charge from time to time against any of the Borrower's accounts with the Bank any amount so due.

         (b)      Prepayment.

                  (i) In the event any loan is not borrowed on the date specified therefor in a notice of borrowing, or is repaid other than at its maturity, which prepayment may be made only upon not less than thirty days' prior written notice, the Borrower shall pay to the Bank an amount (determined by the Bank in its sole discretion which determination shall be conclusive and binding absent manifest error) as shall compensate the Bank for any costs, expenses or loss (including loss of profit) incurred by it in connection with its costs of funding such Extension of Credit; provided that if the repayment occurs at the end of an Interest Period only fourteen days' prior written notice is required and no penalty cost will be imposed against the Borrower.

                  (ii) If at any time the Bank shall determine that the making or continuation of loans at the Libor Rate has become unlawful, its obligation to make such loans shall be terminated and the Borrower shall forthwith prepay any such loans then outstanding.

                  (iii) If, after the date hereof, any change in law, regulation or directive or in the interpretation thereof subjects the Bank to any increase in the cost to it of making or maintaining loans to the Borrower hereunder, the Borrower shall pay to the Bank, on demand from time to time, such additional amounts (determined by the Bank in its sole discretion which determination shall be conclusive and binding absent manifest error) as shall compensate the Bank for such increased cost.

                  (iv) In the event that after the date hereof the implementation of or any change in any law or regulation, or any guideline or directive of any Governmental Authority or the interest on any Extension of Credit made to the Borrower, the Borrower shall pay, on demand, at the rate of 2% per annum in excess of the greater on any day of (x) the interest rate otherwise applicable to such Extension of Credit and (y) the Prime Rate.


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8.       Representations and Warranties.

         Borrower warrants and represents that, at the time of, and as a precondition for, each request for an advance hereunder, and at all times while advances shall be outstanding, the following shall be true and the Borrower agrees that:

         (a)      Corporate Existence and Power.

                  The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and has all corporate powers and all Material governmental licenses, authorizations, qualifications, consents and approvals required to carry on its business as now conducted.

         (b)      Corporate and Governmental Authorizations

                  The Borrower has full right, power and authority to enter into, execute and deliver this Agreement, financing statements (and/or amendments thereto), the Note and all other documents to be executed and delivered by it in connection herewith or therewith (collectively the "Loan Documents"); the Borrower has the full right, power and authority to perform each and all matters and things required to be performed under the Loan Documents, and the Loan Documents have been duly authorized, executed and delivered and constitute the legal, valid and binding contracts of the Borrower, enforceable in accordance with their terms (subject to (i) bankruptcy and other laws of general application affecting the rights of creditors and (ii) the award by courts of monetary damages rather than specific performance of contractual provisions involving matters other than the payment of money).

         (c)      No Conflict.

                  The execution and delivery by the Borrower of the Loan Documents are not, and the performance by the Borrower of any of the obligations thereunder will not be, in contravention of, or constitute a Default under, any provision of law or any charter or by-law provision or any covenant, indenture or agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or affecting the Borrower or any property of the Borrower or of any governmental body, agency or official.

         (d)      No Claims.

                  There is no action, suit or proceeding pending or, to the Borrower's knowledge, threatened against the Borrower or its properties before any court, administrative or governmental body, or any arbitration forum, which if determined against the Borrower would reasonably be expected to affect the Borrower's ability to enter into any of the Loan Documents or prejudice in any way the Borrower's ability to fulfill the obligations set forth in the Loan Documents that are required to be disclosed in the Borrower's periodic reports under the Exchange Act and that have not been so disclosed.


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         (e)      Binding Effect.

                  This Agreement constitutes a valid and binding agreement of the Borrower and the Note, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower in each case enforceable in accordance with its terms excepts as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

         (f)      Environmental Compliance.

                  (i) The Borrower shall at all times ensure that its properties and the businesses, operations and activities conducted thereon, are in full compliance with all Environmental Laws, except where such noncompliance could not reasonably be expected to have a Material adverse effect on the business or financial condition of the Borrower. The Borrower shall not permit any hazardous substance to be brought upon, used, treated, stored, handled, discharged, released, generated, manufactured or disposed of in, on or under any of its properties, except to the extent commonly used in the day-to-day operations of such properties and only in compliance with all Environmental Laws, except where such noncompliance could not reasonably be expected to have a Material adverse effect on the business or financial condition of the Borrower.

                  (ii) If the Borrower shall become aware of or receive any notice or other communication concerning any actual, alleged, suspected or threatened violation of or liability under any Environmental Laws, or that any representation of the Borrower contained herein relating to hazardous substances is not or is no longer accurate in any material respect, including, but not limited to, any notice or other communication concerning any actual or threatened environmental claim, then the Borrower shall deliver to the Bank, within ten days after receipt of such notice or other communication, a written description of said violation, liability, or actual or threatened event or condition, together with copies of all documents evidencing same. Receipt of such notice shall not be deemed to create any obligation on the part of the Bank to defend or otherwise respond to such notification. The Borrower shall promptly take any and all actions and steps necessary to defend such notification or environmental claim, or remedy any condition which gave rise to such notification or environmental claim.

                  (iii) The Borrower has established accruals for matters that are probable and reasonably estimable as required by FASB Statement No. 5, "According for Contingencies." To the Borrower's knowledge, any liability that may result from the resolution of known environmental matters in excess of amounts accrued therefor will not have a Material Adverse Effect.

         (g)      Compliance with ERISA.

                  Each member of the controlled group of corporations (as defined in Section 414 (b) of the Internal Revenue Code of
                  1986), which includes the Borrower and its subsidiaries (the "TEVA GROUP"), has (i) fulfilled its obligations under the minimum funding


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
                  standards of Part 3 of Title I of the Employee Retirement Income Security Act of 1974 (as amended and, together with any successor statute, "ERISA") and Section 412 of the Internal Revenue Code of 1986 (as amended and, together with any successor statute, the "CODE") with respect to each defined benefit plan (as defined in Section 3 (35) of ERISA) maintained by a member of the Teva Group (each, a "PLAN") and
                  (ii) is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each such Plan. No member of the Teva Group has (x) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (y) failed to make any contribution or payment required to be made to a Plan or to any multi-employer plan (as defined in Section 3 (37)(A) of ERISA) or made any amendment to any Plan which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code or (z) incurred any liability under Title IV of ERISA other than the liability to the Pension Benefit Guaranty Corporation ("PBGC") for premiums under Section 4007 of ERISA.

         (h)      Taxes.

                  The Borrower has filed all United States federal income tax returns and all other material tax returns which are required to have been filed by it (subject to any available extensions) and have paid all taxes indicated as due on such returns. The Borrower has made adequate and reasonable provision for all material taxes not yet due and payable, if any, and all material assessments, if any.

         (i)      Government Regulation.

                  The Borrower is not registered as a public utility under the Public Utility Holding Company Act of 1935, as amended, or as an investment company under the Investment Company Act of 1940, as amended.

         (j)      Not an Investment Company.

                  The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         (k)      Full Disclosure.

                  All written information heretofore furnished by the Borrower to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified.

9.       Covenants.

         Until payment in full of all advances and so long as any amount payable under the Note remains unpaid and as a precondition for advances:


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         (a)      Financial Records.

         The Borrower will deliver to the Bank:

                  (i) as soon as available and in any event within 125 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and the Guarantor as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

                  (ii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and the Guarantor as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in the case of such statements of income and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower and the Guarantor;

                  (iii) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and
                           (b) above, a certificate of the chief financial officer (or such officer's designee, designated in writing by such officer) or the chief accounting officer of the Borrower stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (iv) within five Business Days after any chief executive officer, chief financial officer, chief accounting officer or general counsel or any of their assistants of the Borrower or the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (v) promptly upon the mailing thereof to the shareholders of the Borrower and the Guarantor, if applicable, generally, copies of all financial statements, reports and proxy statements so mailed;

                  (vi) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 20-F or 6-K (or their equivalents) which the Guarantor and the Borrower, if applicable, shall have filed with the Securities and Exchange Commission;


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
                  (vii) if and when any member of the Teva Group (1) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (2) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any multiemployer plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (3) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (4) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application;
                           (5) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (6) gives notice of withdrawal from any Plan pursuant to
                           Section 4063 of ERISA, a copy of such notice; or (7) fails to make any payment or contribution to any Plan or multiemployer plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the Teva Group is required or proposes to take; and

                  (viii) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries and the Borrower and as the Bank may reasonably request.

         (b)      Maintenance of property; Insurance.

                  (i) The Borrower will keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

                  (ii) The Borrower will maintain, with financially sound and responsible insurance companies, insurance on all its respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Bank, upon request from the Bank, information presented in reasonable detail as to the insurance so carried; provided that, in lieu of any such insurance, the Borrower may maintain a system or systems of self-insurance and reinsurance which will accord with sound practices of similarly situated corporations maintaining such systems and with respect to which the Borrower will maintain adequate insurance reserves, all in accordance with generally accepted accounting principles and in accordance with sound insurance principles and practice.

         (c) Maintenance of Existence. The Borrower will preserve, renew and keep in full force and effect its respective corporate existence and its respective Material governmental licenses, authorizations, consents and approvals required to carry on its business in the ordinary course.

         (d) Compliance with Laws. The Borrower will comply in all Material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and for which adequate reserves in conformity with generally accepted accounting principles have been established.

         (e) Inspection of Property, Books and Records. The Borrower will keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit representatives of the Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make copies from any of their respective books and records and to discuss their respective affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

         (f) Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate with or merge into any other Person or
                  (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Borrower, taken as a whole, to any other Party; provided that the foregoing restriction does not apply to the consolidation, merger or amalgamation of the Borrower with or into, or the conveyance, transfer or lease of all or substantially all of the property of the Borrower in a single transaction or series of transactions to, another corporation or entity which transaction or series of transactions meets the following requirements (a "Qualified Transaction"):

                  (i) the successor formed by such consolidation or amalgamation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the property of the Borrower as an entirety, as the case may be (the "Borrower Successor Corporation"), shall be a solvent corporation organized and existing under the laws of the United States of America or any state thereof;

                  (ii) if the Borrower is not the Borrower Successor Corporation, such corporation shall have executed and delivered to the Bank an assumption agreement, providing, among other things, for its assumption of the due and punctual performance and observance of each covenant and condition of the Loan Documents applicable to the Borrower and the Borrower shall have caused to be delivered to the Bank an opinion of Willkie Farr & Gallagher or other internationally recognized independent New York counsel to the effect that such assumption agreement is enforceable in accordance with its terms (subject to standard qualification) and complies with the terms of the Loan Documents; and

                  (iii) Immediately after giving effect to such transaction, no Default or Event of Default exists or would exist.

                  If the Borrower is not the Borrower Successor Corporation but each of the conditions in the foregoing clauses (i) through
                  (iii), inclusive, is satisfied, any such conveyance or transfer (but not a lease) of all or substantially all of the property of the Borrower shall have the effect of releasing the Party that was the Borrower immediately prior to giving effect to such transaction (but not the related Borrower Successor Corporation) from such Party's liability under the Loan Documents.

         (g) Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for financing the Tender Offer and any reasonable expenses incidental to the Tender Offer. None of such proceeds will be used, directly or indirectly, in violation of any applicable law or regulation, and no use of such proceeds for general corporate purposes will include any use for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock in contravention of Regulation U or Regulation X promulgated by the Board of Governors of the Federal Reserve System.

         (h) Year 2000 Compatibility. The Borrower shall take all reasonable action necessary to ensure that the computer based systems of the Borrower are able to operate and effectively process data including dates on or after January 1, 2000, except that such action shall not be required to the extent that the failure to take such action would not have a material adverse effect on the consolidated financial position or consolidated results of operations of the Borrower considered as a whole. At the request of the Bank, the Borrower shall provide assurance reasonably acceptable to the Bank of the year 2000 compatibility of the Borrower.

         (i)      Tax Compliance.

                  The Borrower will pay to the appropriate governmental authorities when due, all Federal, state, local and other taxes, assessments or contributions required to be paid or deposited by the Borrower ("Taxes"), except that the Borrower may defer any such payment while the Borrower is diligently contesting the respective Taxes in good faith by appropriate proceedings, but any such deferment shall not extend beyond the time when such unpaid Taxes would become a Lien upon any of the Borrower's assets. The Borrower will furnish the Bank promptly at the Bank's request with evidence satisfactory to the Bank establishing payment of such taxes, assessments and contributions. In the Bank's discretion, the Bank shall have the right (but shall not be obligated) to pay any such tax, assessment or contribution (including any interest or penalties thereon) for the Borrower's benefit in the event the Borrower shall fail timely to do so; any such payment shall be deemed an advance hereunder bearing interest at the rate and in the manner specified in Paragraph 6 hereof. The Borrower shall, promptly on demand, reimburse the Bank for any such payment and any costs and expenses (including reasonable attorneys' fees) which Bank may incur in connection therewith.

         (j)      Adverse Changes.

                  The Borrower shall promptly notify Bank: (i) of any Material adverse change in the Borrower's or the Guarantor's financial condition, operations or business or (promptly upon the Borrower's or the Guarantor's obtaining receipt of notice or knowledge thereof) in the Borrower's or the Guarantor's customers or in the collectability of any of the Accounts Receivable, (ii) if one or more judgments or other claim in excess of $5,000,000, alone or in the aggregate, becomes a lien or encumbrance upon any or all of the Borrower's or the Guarantor's assets, or (iii) of any Event of Default or event, which with the giving of notice or passage of time or both would become an Event of Default and furnish the Bank with a statement setting forth details of such Event of Default and the action which the Borrower or the Guarantor proposes to take with respect thereto.

10.      Events of Default.

         (a)      General.

                  Each of the following shall be an "EVENT OF DEFAULT":

                  (i) NONPAYMENT. (A) Any principal of any Loan shall not be paid when due, or any interest, any fees or any other amount payable hereunder shall not be paid; or
                           (B) the prohibition by any Law of payment of any part of any amount due to the Bank in connection with any Loan.

                  (ii) BANKRUPTCY; ADVERSE PROCEEDINGS. (A) The occurrence of any Debtor Relief Action; (B) the appointment of a receiver, trustee, committee, custodian, personal representative or similar official for any Party or for any Material part of any Party's property; (C) any action taken by any Party to authorize or consent to any action set forth in Paragraph 10(a)(ii)(A) or
                           (B); (D) the rendering against any Party of one or more judgments, orders and/or decrees and/or arbitration awards (whether for the payment of money or injunctive or other relief) which alone or in the aggregate equal or exceed the amount of $5,000,000, if they continue in effect for 30 days without being vacated, discharged, stayed, satisfied or performed;
                           (E) the issuance or filing of any warrant, process, order of attachment, garnishment or other lien or levy against any Material part of any Party's property; (F) the commencement of any proceeding under, or the use of any of the provisions of, any Law against any Material part of any party's property, including but not limited to any Law (1) relating to the enforcement of judgments or (2) providing for forfeiture to, or condemnation, appropriation, seizure or taking possession by, or on order of, any Governmental Authority, unless such proceeding shall be stopped within 30 days of commencement; (G) the forfeiture to, or the condemnation, appropriation, seizure, or taking possession by, or on order of, any Governmental Authority, of any Material part of any Party's property; (H) any Party being charged with a crime by indictment, information or the like, other than as related to the proceedings disclosed in Item 3 of the Guarantor's annual report on Form 20-F for the year ended December 31, 1998.

                  (iii) NONCOMPLIANCE. (A) Any Material Default with respect to this Agreement, of which the Bank has provided oral or written notice, at the Bank's sole discretion, to the Borrower; (B) the giving to the Bank by or on behalf of any Party at any time of any materially incorrect or incomplete representation, warranty, statement or information; (C) the failure of any Party to furnish to the Bank, copies of its financial statements and such other information respecting its business, properties, condition or operations, financial or otherwise, promptly when, and in such form as, reasonably required or requested by the Bank, of which the Bank has provided oral or written notice, at the sole discretion of the Bank, to the Borrower; (D) any Party's failure or refusal, upon reasonable notice from the Bank, to permit the Bank's representative(s) to visit such Party's premises during normal business hours and to examine such Party's property and to make photographs and materials of its books and records (excluding those copies relating solely to the issues of research and development and other confidential materials); (E) any Party's concealing, removing or permitting to be concealed or removed, any part of its property with the intent to hinder or defraud any of its creditors;
                           (F) any Party's making or suffering any Transfer of any of its property, which Transfer is deemed fraudulent under the law of any applicable jurisdiction; (G) the revocation or early termination of any Party's obligations under any agreement with or to the Bank (including but not limited to any amount due to Bank in connection with this Agreement), or the validity, binding effect or enforceability of any of such obligations being challenged by the institution of proceedings with legal body or Governmental Authority; (H) the failure of the Borrower to observe or perform any covenant contained in this Agreement, of which the Bank has provided oral or written notice, at the Bank's sole discretion, to the Borrower; (I) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate or other document delivered pursuant this Agreement shall prove to have been incorrect in any material respect when make (or deemed made).

                  (iv) ADVERSE CHANGES. (A) The occurrence of a Material adverse change in any Party's financial condition;
                           (B) the dissolution or liquidation (if a corporation, partnership or other entity) of any Party or such Party's failure to be and remain in good standing and qualified to do business in each jurisdiction Material to such Party (which failure would reasonably be expected to have a Material adverse effect on such Party); (C) any Material Default with respect to any Material agreement other than with or to the Bank; (D) any Default pursuant to which any Person shall have the power to effect an Acceleration of any Material Debt; (E) any Acceleration or demand of payment with respect to any Material Debt; (F) any Party's becoming insolvent, as defined in the Uniform Commercial Code; (G) the Material suspension of any Party's business; (H) any Party's Material failure to pay any Material tax when due, except such taxes as are being contested in good faith by appropriate proceedings (to the extent such proceedings are required) and with respect to which the Borrower has set up an adequate reserve under GAAP for the payment of such taxes; (I) the expulsion of any Party from any exchange or self-regulatory organization, if applicable, or any loss, suspension, nonrenewal or invalidity of any Party's license, permit franchise, patent, copyright, trademark or the like, which would reasonably be expected to have a Material adverse effect on such Party; (J) the occurrence of any event which gives any Person the right to assert a lien, levy or right of forfeiture against any Material part of any Party's Property; or (K) Borrower's failure to give the Bank notice, within 10 Business Days after Borrower had notice or knowledge, of the occurrence of any event which, with the giving of notice and/or lapse of time, would constitute an Event of Default;

                  (v) BUSINESS CHANGES. Without the prior written consent of the Bank there shall occur or take place (A) any change in Control of any Party, which the Bank, in its sole discretion, determines that such change is a Material adverse change to the Borrower's business;
                           (B) any merger or consolidation involving any Party, except as may be permitted, with the consent of the Bank; or (C) any Material change in the nature or structure of any Party's business; provided that the foregoing restriction does not apply to a Qualified Transaction.

                  (vi) ERISA. Any member of the Teva Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,0000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the Teva Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating or partial withdrawal from, or a Default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the Teva Group to incur a current payment obligation in excess of $5,000,000;

                  (vii) BENEFICIAL OWNERSHIP. Any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 30% or more of the outstanding shares of common stock of the Borrower;

                  (viii) CONTINUING DIRECTORS. At any time Continuing Directors shall not constitute a majority of the board of directors of the Borrower ("CONTINUING DIRECTOR" means each (i) individual who was a director of the Borrower at the effective date of the Tender Offer or (ii) individuals who were nominated or elected to be a director of the Borrower by at least two-thirds of the Continuing Directors at the time of such nomination or election).

         (b)      Bank's Rights Upon Default in Payment.

                  Upon the occurrence of any Event of Default and such Event of Default shall not have been cured and shall continue for ten days, all of Borrower's obligations to the Bank under this Agreement and the Note not then due shall, at Bank's option, become forthwith due and payable without further notice or demand, which Borrower waives, provided, however, that such obligations shall automatically become due and payable upon the occurrence of any Debtor Relief Action. Upon any such acceleration of any amounts due to the Bank in connection with this Agreement, the Bank shall have and may exercise against Borrower all the rights and remedies granted by, this Agreement or any other document executed by Borrower at any time or otherwise by law.

11.      Term.

         This Agreement shall have a term expiring on the Expiry Date and all amounts due hereunder shall, unless the term shall be extended by written agreement, be due and payable on the Expiry Date.

12.      Miscellaneous.

         (a)      Actions Not Required.

                  Bank is not obligated to take any action which Bank is permitted to take pursuant to this Agreement.

         (b)      Liability Limited.

                  Bank shall have no liability for taking or refraining from taking or for the manner of taking any such action, except for Bank's gross negligence or willful misconduct, and in no event for consequential, special or punitive damages. The Bank shall not have any liability for negligence except solely to the extent required by law and not disclaim, and except for its own gross negligence or willful misconduct. In any event, the Bank shall not have any liability for any special, consequential or punitive damages.

         (c)      Obligations Not Assumed.

                  Nothing contained herein or in any other document and no action taken by Bank shall be deemed an assumption by Bank of any obligation to any account debtor or other person.

         (d)      Notices.

                  Unless otherwise expressly provided for herein, any notice, request, approval, demand or other communication provided for herein shall be in writing and deemed effectively given or made when mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the party for whom intended at such party's address stated herein or such other address as either party may hereafter designate for itself by similar notice, or when actually received if given or made in any other manner, except that notice of change of address shall be deemed given only when received.

         (e)      Waivers, Including Jury Trial Waiver.

                  (i)      In General.

                           No provision hereof and no right or remedy of either Party hereto may be waived by any future action, course of dealing or otherwise, except in writing signed by the other Party hereto. Borrower waives presentment, protest and notice of dishonor of any instrument. No payment due to Bank hereunder shall be reduced by Borrower for any reason whatsoever, and Borrower hereby waives the right to assert any right of offset, recoupment or other deduction and any counterclaim in any litigation or other proceeding in which Bank may seek to enforce Bank's rights and remedies under this Agreement. The Borrower waives all rights to special, consequential or punitive damages arising from, out of or in connection with this Agreement or any performance related to it. The Bank waives all rights to punitive damages arising from, out of or in connection with this Agreement or any performance related to it. Neither any failure nor any delay by either Party to exercise any right in connection with this Agreement shall operate as a waiver thereof or preclude any other or further exercise thereof nor shall any single or partial waiver of any such right preclude any other or further exercise thereof, or the exercise of any other right.

                  (ii)     Waiver of Right to Jury Trial.

                           Both Borrower and Bank waive the right to a trial by jury in any litigation arising from, out of or in connection with this Agreement or any transactions contemplated by this Agreement.

         (f)      Governing Law, Changes, No Third Party Beneficiaries.

                  This Agreement shall be governed by the internal laws of New York without giving effect to conflict of laws rules; may not be changed or terminated orally; and shall not be deemed for the benefit of any third party.

         (g)      Submission to Jurisdiction.

                  The Borrower and the Bank submit to the jurisdiction of federal and state courts located within New York State and agree, to the extent permitted by law, that service of process upon Borrower and the Bank (in the same manner as provided in Paragraph 12(d) of this Agreement for the giving of notices) shall be sufficient in any action or proceeding brought by the Bank or the Borrower in connection with this Agreement.

         (h)      Partial Unenforceability.

                  Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non authorization, without invalidating the remaining provisions of this Agreement in that or any other jurisdiction and without affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         (i)      Parties.

                  (i) This Agreement is binding upon each of the Parties hereto and its respective successors and permitted assigns and shall inure to the benefit of each of the Parties hereto and its respective successors and permitted assigns.

                  (ii) The obligations under this Agreement shall continue in force and shall apply notwithstanding any change in the membership of any partnership executing this Agreement, whether arising from the death or retirement of one or more partners or the accession of one or more new partners.

         (j)      Captions.

                  Captions are inserted in this Agreement for reference purposes only and shall not modify, explain or limit the texts to which they refer.

         (k)      Counterparts.

                  This Agreement may be executed in counterparts, each of which when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

13.      Expenses; Indemnification.

         (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Bank, including reasonable fees and disbursements of special counsel for the Bank, in connection with preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurs by the Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

         (b) The Borrower agrees to indemnify the Bank, its respective affiliates and respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of the Loans hereunder; provided that (i) no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction and (ii) the Borrower shall not be liable for any settlement entered into by an Indemnitee without its consent (which shall not be unreasonably withheld).

         (c) Each Indemnitee agrees to give the Borrower prompt written notice after it receives any notice of the commencement of any action, suit or proceeding for which such Indemnitee may wish to claim indemnification pursuant to subparagraph (b). The

                  Borrower shall have the right, exercisable by giving written notice within fifteen Business Days after the receipt of notice from such Indemnitee of such commencement, to assume, at the Borrower's expense, the defense of any such action, suit or proceeding; provided, that such Indemnitee shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be at such Indemnitee's expense unless (1) the Borrower shall have agreed to pay such fees and expenses; (2) the Borrower shall have failed to assume the defense of such action, suit or proceeding or shall have failed to employ counsel reasonably satisfactory to such Indemnitee in any such action, suit or proceeding; or (3) such Indemnitee shall have been advised by independent counsel in writing (with a copy to the Borrower) that there may be one or more defenses available to such Indemnitee which are in conflict with those available to the Borrower (in which case, if such Indemnitee notifies the Borrower in writing that it elects to employ separate counsel at the Borrower's expense, the Borrower shall be obligated to assume the expense, it being understood, however, that the Borrower shall not be liable for the fees or expenses of more than one separate firm of attorneys, which firm shall be designated in writing by such Indemnitee).

14.      Continuing Representations and Warranties.

         All representations and warranties in this Agreement, and in all other Related Documents, statements, certificates, instruments and documents furnished to Bank in connection with this Agreement, are continuing and shall be deemed repeated each time an advance is made to Borrower, and shall survive until all amounts due in connection with this Agreement have been paid in full.

15.      Transfer by Bank.

         (a) Without limiting Bank's rights hereunder, Bank may Transfer all or any part of (i) this Agreement; (ii) the Note, (iii) any other obligations of Borrower to Bank, (iv) any guaranty of, any subordination to, and any other rights of Bank against any third party(ies) in connection with, this Agreement, (v) any instruments or documents relating to or evidencing any of the foregoing, and/or (v) Bank's rights and, if any, obligations with respect to any of the foregoing, all of which are referred to in this Agreement as "Transferred Items".

         (b) In the event Bank shall make any such Transfer, then to the extent provided by the Bank with respect to such Transfer the transferee shall have the obligations, rights, powers, privileges and remedies of the Bank. The Bank shall thereafter, to the extent of such Transfer, be forever relieved and fully discharged from all liability and responsibility, if any, that it may have had to Borrower with respect thereto. Bank shall retain all its rights and powers with respect to any Transferred Items to the extent not so Transferred.

         (c) Without limiting the foregoing, the provisions of this Agreement regarding set-off rights shall apply to any account of Borrower with, and any claim of Borrower against, any Transferee to the extent of any such Transfer.

         (d) Bank is authorized to disclose any information it may have or acquire about Borrower to any prospective or actual Transferee.

         (e) If the Note and/or this Agreement is not a negotiable instrument, then Borrower hereby waives all defenses (except such defenses as may be asserted against a holder in due course of a negotiable instrument) which Borrower may have or acquire against any Transferee who takes the Note, and/or this Agreement, or any complete or partial interest in them, for value, in good faith and without notice that any obligation thereunder is overdue or has been dishonored or of any defense against or claim to them on the part of any person.

         (f) Borrower may not assign any of its rights or delegate any of its obligations under this Agreement without the Bank's prior written consent; any such assignment or delegation without said consent shall be void.

16.      Definitions.

         As used in this Agreement, the following words shall, unless otherwise defined herein, have the following meanings: (1) ACCELERATION: any acceleration of payment or requirement of prepayment of any Debt, or any Debt's becoming due and payable prior to stated maturity. (2)
         AFFILIATE: when used with respect to the Borrower, any other Person controlling, controlled by, or under common control with the Borrower.
         (3) BENEFIT ARRANGEMENT: at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a multiemployer plan and which is maintained or otherwise contributed to by any member of the Teva Group. (4) BUSINESS DAY: any day on which banks are regularly open for business in New York City. (5) CODE: meaning set forth in Paragraph 8(g). (6) CONTROL: the power, alone or in conjunction with others, directly or indirectly, through voting securities, by contract or otherwise, to direct or cause the direction of a Person's management and policies. (7) DEBT: any Person's obligation of any sort (in whole or in part) for the payment of money to any Person, whether (a) absolute or contingent, (b) secured or unsecured, (c) joint, several or independent, (d) now or hereafter existing, or (e) due or to become due. (8) DEBTOR RELIEF ACTION: the commencement by any Party or (unless dismissed or terminated within 30 days) against any Party of any proceeding under any law of any jurisdiction (domestic or foreign) relating to bankruptcy, reorganization, insolvency, arrangement, composition, receivership, liquidation, dissolution, moratorium or other relief of financially distressed debtors, or the making by any Party of an assignment for the benefit of creditors. (9) DEFAULT: any breach, default or event of default under, or any failure to comply with, any provision of this Agreement. (10) ENVIRONMENTAL LAWS: all federal, state, local and foreign laws relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.
         (11) ERISA: meaning set forth in Paragraph 8(g). (12) EVENT OF DEFAULT: the meaning set forth in Paragraph 10. (13) FACILITY: any line, loan, letter of credit, other credit facility or other arrangement between the Bank and any Person. (14) GOVERNMENTAL AUTHORITY: any domestic or foreign, national or local, (a) government, (b) governmental, quasi-governmental or regulatory agency or authority, (c) court or (d) central bank or other monetary authority. (15) INSTRUMENT: the meaning assigned to it under the Uniform Commercial Code in any relevant jurisdiction. (16) INTEREST
         PERIOD: a period of one, two, or three months or such other period as the Borrower and Bank may agree, with the first Interest period commencing on the date hereof and each subsequent Interest Period commencing on the last day of the immediately preceding Interest Period, provided that no Interest Period shall extend beyond the final maturity date of this Agreement, and if an Interest Period would otherwise end a non-Business Day it shall end on the next succeeding Business Day, unless such day would be in another calendar month, in which case it shall end on the next preceding Business Day. (17) LAW: any treaty, law, regulation, rule, judgment, order, decree, guideline, interpretation or request issued by any Governmental Authority. (18)
         LIBOR: "Libor Rate" for each loan to which it applies shall mean the rate or rates established by the New York Branch of the Bank two Business Days prior to the first Business Day of the applicable Interest Period, by applying the following: (i) the British Bankers Association ("BBA") Interest Settlement Rates for U.S. Dollars, as defined in the BBA official definitions and reflected on the Telerate BBA pages, for the applicable amounts and interest periods, which rates reflect the offered rates as which deposits are being quoted to prime banks in the London Interbank Market at 11:00 A.M. London Time calculated as set forth in said BBA official definition; or (ii) such other recognized source of London Eurocurrency deposit rates as the Bank may determine from time to time. In the event the applicable BBA page or pages shall be replaced by another Telerate page or other Telerate pages for quoting London Eurocurrency rates, then rates quoted on said replacement page or pages shall be applied. If the Bank determines that London Eurocurrency rates are no longer being quoted (temporarily or permanently) on any Telerate pages or that Telerate is no longer functioning (temporarily or permanently) in substantially the same manner as on the date hereof, then the Bank shall notify the Borrower of a substitute, publicly available reference for the determination of the Libor Rate. If the Bank determines in its sole discretion that the Libor Rate cannot be determined or does not represent its effective cost of maintaining Loans under this Agreement, then interest shall accrue at the effective cost to the Bank to maintain the Loans (as determined by the Bank in its sole discretion.
         (19) LIEN: with respect to any asset, any mortgage lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For the purpose of this Agreement, the Borrower and any of its subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset. (20) LOAN DOCUMENTS: meaning set forth in Paragraph 8(b).
         (21) MARGIN STOCK: "margin stock' as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time. (22) MATERIAL: material to the business or financial condition of any Party on a consolidated or consolidating basis. (23)
         PARTY: (a) any maker, co-maker or endorser of any agreement of a nature Material to the Bank evidencing, or any guarantor, surety, accommodation party or indemnitor with respect to, or any Person that provides any collateral as security (all of the foregoing being of a nature Material to the Bank) for, or any Person that issues a subordination, comfort letter, standby letter of credit, repurchase agreement, put agreement, option, other Agreement or other credit support of a nature Material to the Bank with respect to any amounts due to the Bank in connection with this Agreement; and (b) any Person
         (i) that is under the Control of any Party and (ii) whose business or financial condition is Material to such Party and to this Agreement.
         (24) PERSON: any person, partnership, joint venture, company, corporation, unincorporated organization or association, trust, estate,

         Governmental Authority, or any other entity. (25) PLAN: meaning set forth in Paragraph 8(g). (26) PRIME RATE: the Bank's stated prime rate as reflected in its books and records as such prime rate may change from time to time. The Bank's determination of its Prime Rate shall be conclusive and final. The Prime Rate is a reference rate and not necessarily the lowest rate charged by the Bank. (27) PROPERTY: any property, whether real, personal or mixed, and whether tangible or intangible. (28) TENDER OFFER: the offer to purchase for cash all the outstanding shares of common stock, par vale $.01 of Copley Pharmaceutical, Inc. at $11.00 per share upon the terms and conditions set forth in the Offer to Purchase dated August 16, 1999 and related Letter of Transmittal as filed on August 16, 1999 with the Securities and Exchange Commission as exhibits to Schedule 14D-1. (29) TEVA GROUP: meaning set forth in Paragraph 8(g). (30) TRANSFER: any negotiation, assignment, participation, conveyance, grant of a security interest, lease, delegation, or any other direct or indirect transfer of a complete or partial, legal, beneficial, economic or other interest or obligation.

17. NO REPRESENTATIONS OF NON-ENFORCEMENT. BORROWER HEREBY CERTIFIES THAT NONE OF THE BANK'S REPRESENTATIVES OR AGENTS HAS REPRESENTED, EXPRESSED OR OTHERWISE INDICATED TO BORROWER OR ANY OF ITS AGENTS OR REPRESENTATIVES THAT, IN THE EVENT OF LITIGATION OR OTHERWISE, THE BANK WILL NOT SEEK TO ENFORCE, OR WILL WAIVE OR MODIFY, ANY OF THE PROVISIONS OF THIS AGREEMENT.

                                 Very truly yours,

                                 TEVA PHARMACEUTICALS USA, INC.


                                 By:/s/ Peter R. Terreri
                                    --------------------------------------------
                                    Name:  Peter R. Terreri
                                    Title: Senior Vice President/Chief Financial
                                           Officer
                                    Address: 650 Cathill Road
                                    Sellersville, PA 18960

CONSENTED AND AGREED TO BY:

BANK HAPOALIM B.M.

By: /s/ Shlomo Braun
    --------------------------------------------------
Name:  Shlomo Braun
Title:   Senior Vice President/Manager of New York Branch

By: /s/ Eli Eisdorfer
    --------------------------------------------------
Name:  Eli Eisdorfer
Title:   First Vice President

TEVA PHARMACEUTICAL INDUSTRIES LTD.,
    as Guarantor

By: /s/Dan Suesskind        September 14, 1999
    --------------------------------------------------
Name:  Dan Suesskind
Title:   Chief Financial Officer